EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is dated June 17, 2008 by and between Cognex Corporation, a Massachusetts corporation having its principal place of business at One Vision Drive, Natick, MA 01760-2059 (“Cognex” or the “Company”) and Robert Willett (“Employee”).
1. POSITION:
Employee will join Company as an Executive Vice President of Cognex (a corporate officer) and the President of its MVSD Division and will be an “employee at will” according to the laws of the Commonwealth of Massachusetts, where employment at Cognex can be terminated at any time by either Employee or Cognex, with or without any reason.
2. COMPENSATION:
Employee’s starting annual base salary will be $225,000 with a bonus target of $150,000 and a maximum bonus potential of $300,000.
The Compensation Committee of Cognex’s Board of Directors has granted Employee stock options as shown below:

Option	Number of Shares	Vesting Schedule
1	200,000	Vests 25% each year over the first four years of employment
2	50,000	Cliff vests at the end of the 5th year of employment
3	50,000	Cliff vests at the end of the 6th year of employment
4	50,000	Vests monthly over the first forty eight (48) months of employment

The exercise price of the shares in each of the four option grants above is $27.13, the market closing price on June 17, 2008, the date of the grants. Other terms and conditions of each of the options are in accordance with the Company’s 2007 Stock Option Plan.
3. BENEFITS: Employee is entitled to the following benefits:
•	All of Cognex’s standard employee benefits.

•	25 days of Paid Time Off and 10 paid holidays each year.

•	Legal Assistance
Cognex will reimburse Employee up to $2,000 for legal expenses incurred in the review of this Agreement.
•	Relocation Assistance
Cognex will reimburse Employee for certain out-of-pocket expenses incurred in moving to a new home in the Boston area, including the cost of moving household goods and motor vehicles, one-way travel expenses for Employee and family and up to $75,000 in realtor fees and legal costs incurred in the sale of Employee’s current home.
•	Change of Control Benefit
When used herein the term “Change of Control” shall mean that control of Cognex has been moved from a Board of Directors selected by public shareholders to individuals who are appointed by a new owner of Cognex. Notwithstanding the foregoing, the change of the Board of Directors pursuant to a purchase of Cognex by a financial buyer shall not be deemed to be a Change of Control.

•	If there is a Change of Control at any time during your first four years of employment at Cognex, and you are not given the opportunity to remain in your role, then all of the then-remaining unvested shares in Option #1 shall immediately vest.

•	If there is a Change of Control at any time during your fifth year of employment at Cognex, and you are not given the opportunity to remain in your role, then all of the then-remaining unvested shares in Option #2 shall immediately vest.

•	If there is a Change of Control at any time during your sixth year of employment at Cognex, and you are not given the opportunity to remain in your role, then all of the then-remaining unvested shares in Option #3 shall immediately vest.

•	If there is a Change of Control at any time during your first four years of employment at Cognex, and you are given the opportunity to stay in your role, and you stay in that role for 12 months, then all of the then-remaining unvested shares in Option #1 shall vest no later than 12 months after the Change of Control occurs.

•	If there is a Change of Control at any time during your first four years of employment at Cognex, and you are given the opportunity to stay in your role, but you do not stay in that role for 12 months or more, then there will be no change to the existing vesting schedules to any of your stock options.
4. INDEMNIFICATION FROM FORMER EMPLOYER
Cognex will indemnify Employee against any claim or suit brought by Videojet and or Danaher against Employee resulting from Employee’s accepting employment at Cognex. Cognex will pay for Employee’s legal defense (under the condition that Cognex controls the defense), and Cognex will pay any valid judgments against Employee that may remain following the appeal process, if any.

/s/ Robert Willett		/s/ Robert J. Shillman

Robert Willett Employee		Cognex Corporation Robert J. Shillman Chairman and CEO

Date:	June 17, 2008	Date:	June 17, 2008